EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of CohBar, Inc. on Form S-8 (File No. 333-251912), Form S-8 (File No. 333-259410), Form S-8 (File N0. 333-239837), Form S-8 (File No. 333-226434), Form S-8 (File No. 333-205412), Form S-3 (333-248279), Form S-3 (File No. 333-226433) and Form S-3 (File No. 333-252331) of our report dated March 28, 2022, with respect to our audits of the financial statements of CohBar, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 which report is included in this Annual Report on Form 10-K of CohBar, Inc for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 29, 2022